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                           700 LOUISIANA STREET             FAX:  713  225-6475
                           SUITE 4300                  TELEPHONE:  713 570-3200
                           HOUSTON, TEXAS  77002

[PIONEER COMPANIES, INC. LOGO]

                                 PRESS RELEASE

              PIONEER ANNOUNCES NEGOTIATIONS WITH TACOMA POWER IN
     CONNECTION WITH THE CONSIDERATION OF RESUMING CHLOR-ALKALI PRODUCTION
                           AT PIONEER'S TACOMA PLANT

         HOUSTON, Texas (October 24, 2003) - Pioneer Companies, Inc. (OTC:
PONR) today reported that it believes that it has made substantial progress with respect to the material terms of a power contract with Tacoma Power for its Tacoma, Washington chlor-alkali plant, which was idled in March 2002. The plant site is currently being used as a terminal to serve Pioneer's customers in the Pacific Northwest. If the power contract can be finalized and Pioneer establishes that there is a suitable customer base for the plant's chlor-alkali products, Pioneer will resume chlor-alkali production operations in Tacoma.

         Michael McGovern, Pioneer's President and Chief Executive Officer, reports, "Pioneer and Tacoma Power are working together to establish the terms of a power contract that will meet the needs of both Pioneer and Tacoma Power. Once we agree on those terms, Pioneer will work hard to define the market base that the Tacoma plant will serve in the future. With the establishment of economic production costs and the necessary customer commitments, our goal is to resume chlor-alkali production in Tacoma during 2004."

         Pioneer, based in Houston, manufactures chlorine, caustic soda, bleach, hydrochloric acid and related products used in a variety of applications, including water treatment, plastics, pulp and paper, detergents, agricultural chemicals, pharmaceuticals and medical disinfectants. Pioneer owns and operates four chlor-alkali plants and several downstream manufacturing facilities in North America.
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         Certain statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. Forward- looking statements relate to matters that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, Pioneer's ability to finalize a power contract with Tacoma Power and the possible restart of the Tacoma Plant and its effects, and other risks and uncertainties described in Pioneer's filings with the Securities and Exchange Commission. Actual outcomes may vary materially from those indicated by the forward-looking statements.

Contact:  Gary Pittman (713) 570-3200